Exhibit 99.1

Navistar International Corporation 2701 Navistar Dr. Lisle, IL 60532 USA P: 331-332-5000 W: navistar.com

Media contact:	Lyndi McMillan, Lyndi.McMillan@Navistar.com, 331-332-3181
Investor contact:	Martin Ketelaar, Marty.Ketelaar@Navistar.com, 331-332-2706
Web site:	www.Navistar.com/newsroom

NAVISTAR TO END PRODUCTION OF PROPRIETARY MEDIUM-DUTY 9/10 LITER ENGINE BY 2018

Company Continues Transformation of Melrose Park, Ill., Facility

LISLE, Ill. – August 3, 2017 – Navistar (NYSE: NAV) announced that it will cease all engine production at its plant in Melrose Park, Ill., by the second quarter of fiscal 2018. The company will continue the facility’s transformation into Navistar’s technical center, including truck and engine testing and validation as well as used truck sales and reconditioning, continuing the process that started in 2010.

The majority of engines produced at Melrose Park are medium duty 9/10 liter engines used in International® Class 6 and 7 vehicles, for which alternative engine options are currently offered in all applications. Once completed, the cessation of engine manufacturing at Melrose Park is expected to affect about 170 employees and reduce Navistar’s operating costs by approximately $12 million annually. The company will take an approximate $43 million charge as a result of this action, including approximately $8 million of cash related charges.

“Ceasing production of engines at Melrose Park is a difficult decision, but represents another important step on our journey to strengthening the company’s competitiveness,” said Persio Lisboa, Navistar chief operating officer. “ Our N9/10 engine family was updated in 2014 and since then has served as a competitive niche offering for specific medium-duty vehicles. As we approach future regulatory requirements, the low volume nature of the platform could not justify further product development investments on it.”

In 2013, Navistar reintroduced the option of a 6.7 liter Cummins engine for its Class 6/7 medium duty vehicles, followed in 2016 by a 9 liter Cummins engine option, both of which have been well received by customers. All of the engines Navistar and its partners manufacture for the U.S. market will continue to be built in America. The Cummins engines that are used in the medium duty Class 6/7 segment are manufactured in Indiana and North Carolina, while Navistar’s big bore engine plant, which makes engines for Navistar’s Class 8 trucks, is in Alabama.

A significant portion of the hourly employees at Melrose Park are retirement-eligible. Assistance and opportunities for retraining will be offered.

“Ending production anywhere is a difficult decision because it affects employees,” Lisboa said. “We continue to be committed to investing in our Melrose Park facility as we complete its transformation into a technical center that is integral to our product design, engineering and sales teams. Given the investments we’ve made, we expect to have a significant presence in Melrose Park for years to come.”

The transformation of the Melrose Park facility began in 2010, when the company added a state-of-the-art truck testing and validation center at the 80-acre campus, complementing the existing engine test center there, and bringing hundreds of engineering jobs there from out of state. With truck and engine testing now being conducted at Melrose Park, in close proximity to Navistar’s product development teams in Lisle and to the company’s New Carlisle, Ind., proving ground, Navistar has reduced costs and improved product design.

Over the last several months, the company has added to its investment in Melrose Park by opening a used truck evaluation and reconditioning facility and its flagship Used Truck Sales Center. Additional consolidation in the former manufacturing space is possible in the future, which would allow even more employees in product design, engineering, service and sales units to work alongside each other.

About Navistar

Navistar International Corporation (NYSE: NAV) is a holding company whose subsidiaries and affiliates produce International® brand commercial and military trucks, proprietary diesel engines, and IC Bus® brand school and commercial buses. An affiliate also provides truck and diesel engine service parts. Another affiliate offers financing services. Additional information is available at www.Navistar.com.

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